UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

March 4, 2012

Date of Report (Date of earliest event reported)

INVIVO THERAPEUTICS HOLDINGS CORP.

(Exact Name of Registrant as Specified in Charter)

NEVADA	000-52089	36-4528166
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Broadway, 14th Floor

Cambridge, Massachusetts 02142

(Address of Principal Executive Offices) (Zip Code)

(617) 475-1520

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Amended and Restated Executive Employment Agreement for Frank Reynolds

On March 5, 2012, InVivo Therapeutics Holdings Corp. (the “Company”) entered into an Amended and Restated Executive Employment Agreement (the “Agreement”) with Frank Reynolds, the Company’s Chief Executive Officer, President and Chief Financial Officer. The Agreement, among other things, established Mr. Reynolds’ compensation as follows: (i) annual base salary of $545,000; (ii) an annual bonus, with a 2012 target of $260,000, which is subject to the achievement of performance targets approved by the Governance, Nominating and Compensation Committee (the “Committee”) under the Annual Cash Bonus Plan for Executive Officers (as described below); (iii) a one-time cash bonus of $100,000 as consideration for Mr. Reynolds’ service as Chief Financial Officer and efforts to find and appoint a new Chief Financial Officer; (iv) $6,000 per month for housing and living expenses in Massachusetts for so long as he maintains his primary residence outside of Massachusetts, subject to a tax gross up; and (v) other annual fringe benefits in the amount of $20,200 per year, subject to a tax gross up. The Agreement also provides that the Company will pay Mr. Reynolds $128,423 for all accrued but unused vacation as of December 31, 2011 (which had accrued over multiple years).

Mr. Reynolds was also granted a stock option to purchase 590,000 shares of the Company’s common stock under the Company’s 2010 Equity Incentive Plan at an exercise price of $2.68, which is equal to the closing price of the Company’s common stock on the date of execution of the Agreement. This stock option shall vest and become exercisable over the course of the four-year period beginning on January 1, 2012 and ending on December 31, 2015, with equal portions vesting monthly.

Under the Agreement, if Mr. Reynolds’ employment is terminated by the Company without cause, or by Mr. Reynolds as a result of a constructive termination by the Company, or as a result of Mr. Reynolds’ death or disability, then the Company is obligated to pay severance (consisting of base salary in effect at the time of termination) to Mr. Reynolds for a period of 18 months. In addition, if Mr. Reynolds’ employment is terminated by the Company without cause, or by Mr. Reynolds as a result of a constructive termination by the Company, the Company will be obligated to pay Mr. Reynolds his target bonus, prorated based on the number of days of such fiscal year that have elapsed as of the termination date, as well as up to 18 months of health insurance benefits, and all unvested equity awards will vest. Severance payments are contingent on execution of a general waiver and release of claims against the Company and certain of its affiliates, and are in addition to accrued obligations to Mr. Reynolds unpaid by the Company prior to the time of termination, death or disability. The Agreement also contains various restrictive covenants, including covenants relating to non-competition, non-solicitation, confidentiality and cooperation.

Annual Cash Bonus Plan for Executive Officers

On March 4, 2012, the Compensation Committee adopted the Annual Cash Bonus Plan for Executive Officers (the “Annual Cash Bonus Plan”) as a means of providing performance-based incentives that motivate and reward superior managerial performance. Eligible participants are the Company’s executive officers. As of the effective date of the Annual Cash Bonus Plan, the sole participant is the President & Chief Executive Officer.

The Annual Cash Bonus Plan outlines general performance goals and business criteria upon which each participant’s performance will be evaluated. The target bonus and the specific performance goals and business criteria with respect to a particular plan year will be approved each year by the Committee. Performance will be measured against these specific performance goals and business criteria.

Generally, performance will be evaluated based on financial and operational performance goals and business criteria. Financial performance goals and business criteria include, without limitation, targets tied to capital raising, stock price, trading volume, research coverage and institutional ownership. Operational performance goals and business criteria include, without limitation, targets tied to regulatory filings and approvals, pre-clinical and clinical trials and related results, publications, intellectual property, joint ventures and joint developments, product development, and manufacturing capabilities. The Committee also has discretion to grant bonuses in excess of the bonus calculated based on the level of achievement and in excess of the target bonus if it determines that such bonuses are warranted under the circumstances and are in the best interests of the Company and its stockholders.

The foregoing descriptions of the Agreement and the Annual Cash Bonus Plan are only a summaries and are qualified in their entirety by reference to the Agreement and the Annual Cash Bonus Plan, which are filed as Exhibit 10.1 and Exhibit 10.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Amended and Restated Executive Employment Agreement by and between InVivo Therapeutics Holdings Corp. and Frank Reynolds, dated March 5, 2012.

10.2	InVivo Therapeutics Holdings Corp. Annual Cash Bonus Plan for Executive Officers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INVIVO THERAPEUTICS HOLDINGS CORP.

Date: March 8, 2012	By:	/s/ Frank M. Reynolds
Frank M. Reynolds
Chief Executive Officer